Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2017 Financial Results

Reports Record Third Quarter 2017 SBA 7(a) Loan Fundings of Approximately $103.6 Million; a 20.6% Increase Over the Third Quarter of 2016

Lake Success, N.Y. - November 1, 2017 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

•
Newtek Small Business Finance, LLC (“NSBF”) funded a record $103.6 million of SBA 7(a) loans during the three months ended September 30, 2017; an increase of 20.6% compared to $85.9 million of SBA 7(a) loan fundings for the three months ended September 30, 2016.

•	Newtek Business Credit Solutions (“NBC”), a controlled portfolio company, funded $4.8 million of SBA 504 loans for the three months ended September 30, 2017.

•
Company forecasts full year 2017 fundings of approximately $415.0 million in SBA 7(a) loans (by NSBF) and SBA 504 loans (by NBC), which would represent an approximate 31% increase in total SBA loan fundings over 2016.

•	Net asset value (“NAV”) of $255.6 million, or $14.40 per share, at September 30, 2017; an increase of 0.7% over NAV of $14.30 per share at December 31, 2016.

•
Net investment loss of $(1.2) million, or $(0.07) per share, for the three months ended September 30, 2017, an improvement of 53.3% on a per share basis, over a net investment loss of $(2.1) million, or $(0.15) per share, for the three months ended September 30, 2016.

•
Adjusted Net Investment Income (“ANII”)[1] of $7.9 million, or $0.45 per share, for the three months ended September 30, 2017, as compared to ANII of $6.7 million, or $0.46 per share, for the three months ended September 30, 2016.

•	Total investment income of $9.6 million for the three months ended September 30, 2017; an increase of 22.3% over total investment income of $7.9 million for the three months ended September 30, 2016.

•	Debt-to-equity ratio of 89.6% at September 30, 2017.

•	Total investment portfolio increased by 21.1% to $418.2 million at September 30, 2017, from $345.2 million at December 31, 2016.

Financial Highlights - Nine Months Ended September 30, 2017

•
Net investment loss of $(5.0) million, or $(0.29) per share, for the nine months ended September 30, 2017, an improvement of 44.2% on a per share basis, over a net investment loss of $(7.6) million, or $(0.52) per share, for the nine months ended September 30, 2016.

Exhibit 99.1

•
ANII of $21.6 million, or $1.26 per share, for the nine months ended September 30, 2017; an increase of 10.5% on a per share basis, over ANII of $16.5 million, or $1.14 per share, for the nine months ended September 30, 2016.

•	Total investment income of $28.5 million for the nine months ended September 30, 2017; an increase of 30.3% over total investment income of $21.9 million for the nine months ended September 30, 2016.

Subsequent Third Quarter Events

•	On October 24, 2017, the Company closed on its investment in a new wholly owned controlled portfolio company, United Capital Source, LLC, a national lead generator for commercial financing companies.

2017 Dividend Forecast and Payments

•	Paid a third quarter 2017 cash dividend of $0.44 per share on September 29, 2017, to shareholders of record as of September 22, 2017.

•	The Company maintains its 2017 annual dividend guidance of $1.64[2] per share, which would represent an approximate 7.2% increase over the 2016 annual cash dividend of $1.53 per share.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely proud to report yet another strong quarter, and are pleased with our growth and accomplishments through the first nine months of 2017, all of which are attributable to our tenacity and drive in continuing to successfully effectuate our business model and grow our business solutions platform. As a result, we achieved double-digit percentage growth year-over-year in both ANII and total investment income for the nine months ended September 2017, compared to the same period last year. In addition, at September 30, 2017, we reached over $500 million in total assets, a milestone in the Company’s history.”

Mr. Sloane continued, “Our total SBA loan fundings, including SBA 7(a) and SBA 504 loans, totaled a record $108.4 million in the third quarter of 2017, representing a 26.3% increase over the same period last year. We also achieved record quarterly SBA 7(a) loan fundings for the third quarter of 2017 of $103.6 million, with NSBF maintaining its title as the largest non-bank SBA 7(a) lender and being ranked #7 of all bank and non-bank SBA 7(a) lenders by dollar volume of approved loans for the 12-month period ended September 30, 2017. We continued to expand our position in the SBA 504 arena, with NBC funding $4.8 million SBA 504 loans in the third quarter of 2017 and funding $9.6 million in SBA 504 loans for the nine months ended September 30, 2017. NBC continues to experience increased demand for its SBA 504 loan product and ended the third quarter of 2017 with a robust pipeline containing approximately $44 million in SBA 504 loans. To foster the growth of the SBA 504 business, NBC recently appointed Tony Zara as Executive Vice President, Credit and Risk Management. We believe that with Mr. Zara’s depth and breadth of experience in business development and SBA loan credit evaluation as well as his expertise in funding SBA 504 construction loans and term-loan financing, he will help improve and augment policies and procedures, credit underwriting, transactional deal flow and funding in NBC’s SBA 504 program. Mr. Zara will serve on the NBC credit committee, and will be based in Newtek’s newly opened Orlando, FL office.”

Mr. Sloane further commented, “We attribute our continued loan funding growth to our growth in loan referral volume as well as improvements in our proprietary technology. In the third quarter of 2017, we received $2.6 billion in loan referrals which represents a year-over-year increase of 30.7% from the third quarter of last year. In addition, month-to-date through October 28, 2017, we received $1.2 billion in loan referrals, the largest dollar amount of loan referrals in a single month in the Company’s 18-year history. Furthermore, our technological improvements have enabled us to efficiently utilize the ‘five C’s of credit’ underwriting, in contrast to the newly established fin-tech lenders’ black-box underwriting formula. As a result, through our continued technological improvements, as well as a seasoned management team and staff, we are able to quickly move loans through our pipeline from prequalification to funding without compromising our underwriting process. This will allow us to fund what we anticipate will be approximately $415.0 million in SBA loans in 2017, which would represent an approximate 31% increase in total SBA loan fundings over 2016.”

Mr. Sloane concluded, “We continue to seek strategic portfolio investments that meet our goal of investing in companies that fit our business services solutions footprint with price targets in the range of 4x EBITDA to 7x EBITDA. That said, we are happy to announce, that just last week, we closed our investment in United Capital Source, LLC, a lead generator for commercial financing companies, making it Newtek’s newest wholly owned portfolio company. We believe this investment will prove both synergistic and symbiotic to our overall strategy and enable United Capital Source’s management to expand their footprint by offering our business services solutions to our referral database, new customer

Exhibit 99.1

referrals, alliance partners and independent commercial enterprises. It remains our goal to continue to seek strategic investments at attractive multiples to support the growth of our business services solutions platform and continue to drive and expand the reach of our business. In addition, Newtek Technology Solutions (“NTS”), one of our controlled portfolio companies, recently invested $2.0 million in hardware and software technologies to meet the growing demand for Enterprise Cloud Solutions. We believe it is important for our technology portfolio companies to reinvest cashflow and earnings, as we anticipate that our technology business will become a growth engine and vehicle for our shareholders. We look forward to discussing our investments, and our financial and operating results in greater detail on our conference call tomorrow morning at 8:30am EST.”

Investor Conference Call and Webcast

A conference call to discuss third quarter 2017 results will be hosted by Barry Sloane, Chairman and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, tomorrow, Thursday, November 2, 2017 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities plus stock-based compensation expense (added back in third quarter of 2016 only and is not included prospectively as it is anticipated to be a reoccurring expense).
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Exhibit 99.1

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, The Newtek Advantage™, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $265,132 and $219,784, respectively; includes $176,934 and $197,927, respectively, related to securitization trusts)	$257,136	$211,471
SBA guaranteed non-affiliate investments (cost of $21,637 and $10,262, respectively)	24,088	11,512
Controlled investments (cost of $58,891 and $41,001, respectively)	136,949	121,302
Non-control/non-affiliate investments (cost of $0 and $904, respectively)	—	904
Investments in money market funds (cost of $9 and $35, respectively)	9	35
Total investments at fair value	418,182	345,224
Cash and cash equivalents	3,915	2,051
Restricted cash	26,602	20,845
Broker receivable	25,003	2,402
Due from related parties	2,553	3,748
Servicing assets, at fair value	19,092	16,246
Other assets	10,980	10,934
Total assets	$506,327	$401,450
LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$66,146	$5,100
Notes due 2022	7,915	7,853
Notes due 2021	39,027	38,767
Notes payable - Securitization trusts	95,376	118,122
Notes payable - related parties	20,541	1,400
Due to related parties	812	1,227
Deferred tax liabilities	5,240	5,983
Accounts payable, accrued expenses and other liabilities	15,658	13,904
Total liabilities	250,715	192,356
Commitments and contingencies
Net Assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 17,730 and 14,624 issued and outstanding, respectively)	355	293
Additional paid-in capital	234,955	188,472
(Distributions in excess of)/undistributed net investment income	(3,069)	8,092
Net unrealized appreciation, net of deferred taxes	11,347	13,008
Net realized gains/(losses)	12,024	(771)
Total net assets	255,612	209,094
Total liabilities and net assets	$506,327	$401,450
Net asset value per common share	$14.40	$14.30

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Investment income:
From non-affiliate investments:
Interest income	$4,363	$2,583	$13,233	$7,404
Servicing income	1,794	1,551	5,163	4,581
Other income	705	692	2,266	1,913
Total investment income from non-affiliate investments	6,862	4,826	20,662	13,898
From controlled investments:
Interest income	188	92	456	251
Dividend income	2,551	2,933	7,326	7,719
Other income	—	—	54	—
Total investment income from controlled investments	2,739	3,025	7,836	7,970
Total investment income	9,601	7,851	28,498	21,868
Expenses:
Salaries and benefits	4,776	3,665	14,407	10,638
Interest	2,986	2,341	8,133	5,804
Depreciation and amortization	107	84	292	209
Professional fees	605	807	2,054	2,519
Origination and servicing	1,433	1,537	4,086	4,190
Change in fair value of contingent consideration liabilities	(748)	—	(748)	—
Other general and administrative costs	1,634	1,542	5,239	6,094
Total expenses	10,793	9,976	33,463	29,454
Net investment loss	(1,192)	(2,125)	(4,965)	(7,586)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments	9,938	8,716	27,537	22,536
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	1,151	(78)	1,201	690
Net unrealized (depreciation) appreciation on SBA unguaranteed non-affiliate investments	(1,023)	1,418	238	869
Net unrealized (depreciation) appreciation on controlled investments	(500)	4,638	(2,243)	10,362
Change in provision for deferred taxes on unrealized depreciation (appreciation) on investments	335	(2,028)	745	(4,469)
Net unrealized depreciation on non-control/non-affiliate investments	—	—	—	(43)
Net unrealized depreciation on servicing assets	(632)	(500)	(1,601)	(1,341)
Net unrealized depreciation on credits in lieu of cash and notes payable in credits in lieu of cash	—	(1)	—	(2)
Net realized and unrealized gains	9,269	12,165	25,877	28,602
Net increase in net assets	$8,077	$10,040	$20,912	$21,016
Net increase in net assets per share	$0.46	$0.69	$1.22	$1.45
Net investment loss per share	$(0.07)	$(0.15)	$(0.29)	$(0.52)
Dividends declared per common share	$0.44	$0.43	$1.20	$1.13
Weighted average shares outstanding	17,487	14,556	17,076	14,515

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended September 30, 2017	Per share	Three months ended September 30, 2016	Per share
Net investment loss	$(1,192)	$(0.07)	$(2,125)	$(0.15)
Net realized gain on non-affiliate debt investments	9,938	0.57	8,712	0.60
Loss on lease	(74)	(0.00)	(152)	(0.01)
Stock-based compensation	—	—	226	0.02
Change in fair value of contingent consideration liabilities	(748)	(0.04)	—	—
Adjusted Net investment income	$7,924	$0.45	$6,661	$0.46

Note: Per share amounts may not foot due to rounding

(in thousands, except per share amounts)	Nine months ended September 30, 2017	Per share	Nine months ended September 30, 2016	Per share
Net investment loss	$(4,965)	$(0.29)	$(7,586)	$(0.52)
Net realized gain on non-affiliate debt investments	27,537	1.61	22,536	1.55
Loss on lease	(249)	(0.01)	1,335	0.09
Stock-based compensation	—	—	226	0.02
Change in fair value of contingent consideration liabilities	(748)	(0.04)	—	—
Adjusted Net investment income	$21,575	$1.26	$16,511	$1.14

Note: Per share amounts may not foot due to rounding